UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

WINLAND ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

1-15637	41-0992135
(Commission File Number)	(IRS Employer Identification No.)

1950 Excel Drive
Mankato, Minnesota 56001
(Address of Principal Executive Offices)  (Zip Code)

(507) 625-7231
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2013, at the Winland Electronics, Inc. 2013 (the “Company”) Annual Meeting, Thomas Braziel and Matthew D. Houk were elected to the Company’s Board of Directors.

Mr. Braziel is the Founder and a Managing Partner in B.E. Capital Management, an investment partnership which invests in small and micro-cap companies and securities.  Mr. Braziel is also the Founder and Managing Partner of Campden Grove Capital, a family investment partnership which was created to leverage opportunities from small company bankruptcies.  Mr. Braziel holds a Masters in Mathematics of Finance from Columbia University and a B.A. from New York University.  Mr. Braziel is one of the Company’s largest shareholders and his experience with analyzing and investing in small and micro-cap companies make him qualified to serve on the Company’s Board of Directors.

Mr. Houk is a Portfolio Manager at Horizon Kinetics LLC, an investment management services firm.  Mr. Houk has been with Horizon Kinetics since August 2008.  Mr. Houk is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Horizon Kinetics.  Mr. Houk holds a B.A. from Yale University.  Through his work in investment management, Mr. Houk will bring to the Board of Directors an ability to assess and oversee corporate and financial performance.  Mr. Houk is one of the Company’s largest outside shareholders and has experience as an investor and an understanding of the methods by which companies may unlock value for their shareholders.

Mr. Braziel will serve on the Company’s Audit Committee and Nominating Committee.  Mr. Houk will serve on the Company’s Compensation Committee and Nominating Committee.  Neither Messrs. Braziel nor Houk has had a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, involving an amount in excess of $120,000 in which the Company was or is to be a participant.

Also on May 7, 2013, Richard T. Speckmann resigned from the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 10, 2013

WINLAND ELECTRONICS, INC.

By	/s/ Brian D. Lawrence
Brian D. Lawrence
Chief Financial Officer and
Senior Vice President